Exhibit 99.1

FOR IMMEDIATE RELEASE		April 8, 2010
Media Contacts:	Alan Bunnell, (602) 250-3376	Page 1 of 1
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Website:	www.pinnaclewest.com
PINNACLE WEST ANNOUNCES PRICING
OF COMMON STOCK OFFERING
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) announced today the pricing of its previously announced public offering of six million shares of common stock at $38.00 per share.
These securities will be issued under a shelf registration statement previously filed with the Securities and Exchange Commission. The transaction is expected to close on April 14, 2010, subject to customary closing conditions.
In connection with the offering, the Company has granted the underwriters an option for a period of 30 days to purchase up to an additional 900,000 shares of the Company’s common stock.
Barclays Capital, Credit Suisse, BofA Merrill Lynch, and Wells Fargo Securities are acting as joint book-running managers for the transaction. Investors can obtain a copy of the final prospectus supplement relating to the offering from:
•	Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Ave., Edgewood, NY 11717, telephone: (888) 603-5847, fax: (631) 254-7140 or by e-mail at Barclaysprospectus@broadridge.com;

•	Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Ave., New York, NY 10010, telephone: (800) 221-1037;

•	BofA Merrill Lynch, Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, or by e-mail at Prospectus.Requests@ml.com; or

•	Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Ave., New York, NY 10152, telephone: (800) 326-5897 or by e-mail at equity.syndicate@wachovia.com.
Pinnacle West is a Phoenix-based company. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States.